EXHIBIT NO. 99.9(m)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 41 to Registration Statement No. 2-79141 on Form N-3 of our report dated February 19, 2009, relating to the financial statements and financial highlights of Capital Appreciation Variable Account, Global Governments Variable Account, Government Securities Variable Account, High Yield Variable Account, Money Market Variable Account and Total Return Variable Account, appearing in the Annual Report on Form N-CSR of Capital Appreciation Variable Account, Global Governments Variable Account, Government Securities Variable Account, High Yield Variable Account, Money Market Variable Account and Total Return Variable Account for the year ended December 31, 2008, and to the use of our report dated March 27, 2009 (which expresses an unqualified opinion and includes an explanatory paragraph, relating to both a change in method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008, and a change in method of accounting for income taxes as required by accounting guidance adopted on January 1, 2007, as described in Note 1), relating to the consolidated financial statements of Sun Life Assurance Company of Canada (U.S.), also appearing in the Statement of Additional Information.

We also consent to the references to us under the headings “Condensed Financial Information – Per Accumulation Unit Income and Capital Changes” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Boston, Massachusetts

April 27, 2009